Exhibit 3.1(74)

No : 620367

COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

STOCKPACK LIMITED

(Adopted by Special Resolution passed 4th October 1995)

Table A

1	The Regulations contained in Table A in the Companies (Tables A to F) Regulations 1985 (hereinafter called “Table A”) shall apply to this Company save in so far as they are varied or excluded by or are inconsistent with these Articles. References herein to Regulations are to regulations in Table A unless otherwise stated.

Share Capital

2	The share capital of the Company as at the adoption of these Articles of Association is £3 and US$3 divided into 3 ordinary shares of £1 each and 3 ordinary shares of US$1 each

Authority to Allot

3	3.1	The directors are generally and unconditionally authorised for the purposes of section 80 of the Companies Act 1985 (“the Act”) (and so that expressions used in this article shall bear the same meanings as in the said section 80) to exercise all powers of the Company to allot relevant securities of the Company. The authority hereby conferred shall be for a period of five years from the date of adoption of these Articles unless renewed, varied or revoked by the Company in general meeting, and the maximum amount of relevant securities which may be allotted pursuant to such authority shall be equal to the amount of share capital of the Company authorised but unissued at the date of adoption of this article or, where the authority is renewed, at the date of renewal. The directors may under this authority or under any renewal thereof make at any time prior to the expiry of such authority any offer or agreement which would or might require relevant securities of the Company to be allotted after the expiry of such authority.

	3.2	By virtue of Section 91 of the Act the provisions of sub-section (1) of Section 89 and sub-sections (1) to (6) inclusive of Section 90 of the Act shall not apply to the Company.

Issue of Share Warrants

4	4.1	Subject to the provisions hereinafter contained the Company may issue share warrants with respect to any shares which are fully paid up upon a request in writing by the person registered as the holder of such shares. The request shall be in such form, and authenticated by such statutory declaration or other evidence as to the identity of the person making the same as the directors shall from time to time require.

	4.2	Before the issue of a share warrant, the certificate (if any) for the shares intended to be included in it shall be delivered up to the directors.

	4.3	Share warrants shall be issued under the common seal of the Company or, if the directors so resolve, such other manner having the same effect as if issued under the common seal of the Company, and shall state that the bearer is entitled to the shares therein specified.

	4.4	The bearer for the time being of a share warrant shall, subject to these articles, be deemed to be a member of the Company and shall be entitled to the same rights and privileges as he would have had if his name had been included in the register as the holder of the shares specified in such share warrant.

4.5	The shares included in any share warrant shall be transferred by delivery of the share warrant without any written transfer and without registration, and the provisions in these articles with respect to the transfer and transmission of and to the lien of the Company on shares shall not apply to shares so included.

4.6	No person shall as bearer of a share warrant be entitled to attend or vote or exercise in respect thereof any of the rights of a member at any general meeting of the Company or sign any requisition for or give notice of intention to submit a resolution to a meeting, or to sign any written resolution of the Company unless three days at least (or such lesser period as the directors shall specify) before the day appointed for the meeting in the first case, and unless before the requisition or notice is left at the registered office, in the second case, or before he signs the written resolution in the third case, he shall have deposited the share warrant in respect of which he claims to act, attend or vote as aforesaid at the registered office for the time being of the Company or such other place as the directors appoint, together with a statement in writing of his name and address, and unless the share warrant shall remain so deposited until after the meeting or any adjournment thereof shall have been held or, in the case of a written resolution, the same shall have been signed. Not more that one name shall be received as that of the holder of a share warrant.

4.7	There shall be delivered to the person so depositing a share warrant a certificate stating his name and address and describing the shares represented by the share warrant so deposited by him, and such certificate shall entitle him, or his proxy duly appointed, to attend and vote at any general meeting or to sign any written resolution in the same way as if he were the registered holder of the shares specified in the Certificate. Upon delivery up of the said Certificate to the Company, the share warrant in respect whereof it shall have been given shall be returned.

4.8	No person as bearer of any share warrant shall be entitled to exercise any of the rights of a member (save as hereinbefore expressly provided in respect of general meetings) without producing such share warrant and stating his name and address, and (if and when the directors so require) permitting an endorsement to be made thereon of the fact, date, purpose and consequence of its production.

4.9	The directors shall provide as from time to time they shall think fit for the issue to the bearers for the time being of share warrants of coupons payable to bearer providing for the payment of the dividends upon and in respect of the shares represented by the share warrants provided that no coupon shall be valid if issued prior to 31st October 1995. Every such coupon shall be distinguished by the number of the share warrant in respect of which it is issued, and by a number showing the place it holds in the series of coupons issued in respect of that share warrant.

4.10	Upon any dividend being declared to be payable upon the shares specified in any share warrant, the Directors shall give notice to the members in accordance with these articles, stating the amount per share payable, date of payment, and the serial number of the coupon to be presented and thereupon any person presenting and delivering up a coupon of that serial number at the place, or one of the places, stated in the coupon, or in the said notice, shall be entitled to receive at the expiration of such number of days (not exceeding 14) after so delivering it up as the Directors shall from time to time direct the dividend payable on the shares specified in the share warrant to which the said coupon shall belong, according to the notice which shall have been so given.

4.11	The Company shall be entitled to recognise an absolute right in the bearer for the time being of any coupons of which notice has been given as aforesaid for payment to such amount of dividend on the share warrant whereto the said coupon shall belong as shall have been as aforesaid declared payable upon presentation and delivery of the coupon, and the delivery of such coupon shall be a good discharge to the Company accordingly.

4.12	If any share warrant or coupon be worn out or defaced, the Directors may, upon the surrender thereof for cancellation, issue a new one in its stead, and if any share warrant or coupon be lost or destroyed, the Directors may, upon the loss or destruction being established to their satisfaction, and upon such indemnity being given to the Company as they shall think adequate, issue a new one in its stead. In case of loss or destruction the bearer to whom such new warrant or coupon is issued shall also bear and pay to the Company all expenses incidental to the investigation by the Company of evidence of such loss or destruction and to such indemnity.

4.13	If the bearer of any share warrant shall surrender it together with all coupons belonging thereto for cancellation and shall lodge therewith at the registered office for the time being of the Company a declaration in writing, signed by him, in such form and authenticated in such manner as the Directors shall from time to time direct, requesting to be registered as a member in respect of the shares specified in such warrant, and stating in such declaration his name and address, he shall be entitled to have his name entered as a registered member of the Company in respect of the shares specified in the Warrant so surrendered, but the Company shall not be responsible for any loss incurred by any person by reason of the Company entering in the register upon the surrender of a warrant the name of any person not the true and lawful owner of the Warrant surrendered.

4.14	A notice may be given by the Company to the holder of a share warrant to the address supplied by him by notice in writing to the Company from time to time for the giving of notice to him. Any notice to the Company supplying a new address for the giving of notices by the Company shall be accompanied by the share warrant which shall be cancelled and a new share warrant shall be issued having endorsed thereon the address to which future notices by the Company to the holder of the share warrant may be given.

4.15	The Directors may from time to time require any holder of a share warrant who gives, or has given, an address at which notices may be served on him, to produce his share warrant and to satisfy them that he is, or is still, the holder of the share warrant in respect of which he gives or gave the address.

	4.16	Any notice required to be given by the Company to the members, or any of them, and not expressly provided for by these articles, or any notice which cannot be served in the manner so provided, shall be sufficiently given by advertising the same once in the London Gazette.

Deferred Shares

5	5.1	Immediately upon the issue by the Company of any of its authorised but unissued ordinary shares of US$1 one ordinary share for every US$1 share issued shall each be converted into a deferred share of £1 having the rights and being subject to the obligations specified in these Articles without further resolution of the board. Such conversion shall be made pro rata amongst the holders of the ordinary shares.

	5.2	Save as provided in paragraph 5.3 below, the holders of deferred shares shall not be entitled to any participation in the profits or the assets of the Company.

	5.3	As regards income, the holders of the deferred shares shall not be entitled to any participation in the profits of the Company available for distribution. As regards capital, the holders of the deferred shares shall on a liquidation or other return of capital only be entitled to participate in the assets of the Company after the holders of every other class of shares in the capital of the Company shall have received the sum of £1 million in respect of each share (other than deferred shares) held or deemed to be held by them, and then only to the extent of £1 per share.

	5.4	The deferred shares shall entitle the holders thereof to receive notice of and attend at any general meeting of the Company but shall not confer any right to vote.

5.5	Notwithstanding any other provision of these articles, the Company shall have the power and authority at any time to purchase all or any of the deferred shares for an aggregate consideration of £1.

Lien

6	The lien conferred by Regulation 8 shall also attach to fully paid shares and the Company shall have a first and paramount lien on every share (whether or not fully paid) registered in the name of any person, whether he shall be the sole registered holder thereof or shall be one or two or more joint holders, for all moneys presently payable by him or his estate to the Company; and Regulation 8 shall be modified accordingly.

Transfers

7	The directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid share. Regulation 24 shall not apply to the Company.

Death or Bankruptcy

8	The directors may at any time give notice requiring any person entitled to a share by reason of the death or bankruptcy of the holder thereof to elect either to be registered himself in respect of the share or to transfer the share and if the notice is not complied with within sixty days the directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice shall have been complied with. Regulation 31 shall be modified accordingly.

General Meetings and Resolutions

9	A poll may be demanded at any general meeting by any member present in person or by proxy and entitled to vote. Regulation 46 shall be modified accordingly. If within half an hour from the time appointed for a general meeting, a quorum is not present or, if during a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the directors may determine. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed for that meeting, the meeting shall be dissolved. Regulation 41 shall not apply to the Company. One person entitled to vote upon the business to be transacted, being a member or a proxy for a member or a duly authorised representative of a corporation shall be a quorum. Regulation 40 shall be modified accordingly.

10	A resolution in writing signed by all the members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. Any such resolution in writing may consist of two or more documents in like form each signed by one or more of such members or representatives.

Rotation

11	The directors shall not be subject to retirement by rotation and accordingly:

(1) Regulation 73 to 77 inclusive, the last two sentences of Regulation 79, Regulation 80 and the last sentence of Regulation 84 shall not apply to the Company; and

(2) Regulation 78 shall apply but with the deletion of the words “subject as aforesaid” and of the words “and may also determine the rotation in which any additional directors are to retire”.

Alternates

12	An alternate director who is himself a director and/or who acts as an alternate director for more than one director shall be entitled, in the absence of his appointor(s), to a separate vote or votes on behalf of his appointor(s) in addition (if he is himself a director) to his own vote. Regulation 88 shall be modified accordingly.

Directors

13	The first Director of Directors of the Company shall be the person or persons named in the statement delivered to the Registrar of Companies upon registration of the Company.

14	Unless and until the Company in general meeting shall otherwise determine, there shall be no maximum number of Directors and the minimum number of Directors shall be two. If and so long as there is a sole Director, he may exercise all the powers and authorities vested in the Directors by these Articles or Table A.

15	A Director shall not be required to hold any share qualification but he shall be entitled to receive notice of and to attend and speak at any General Meeting of the Company.

16	(A)	A Director who is in any way whether directly or indirectly interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with the Statutes.

	(B)	Subject to the provisions of the Statutes, a Director may vote in respect of any contract or arrangement in which he is interested or upon any matter arising therefrom and he shall be reckoned in estimating a quorum where any such contract or arrangement is under consideration. If he shall vote on any such contract or arrangement his vote shall be counted and Regulations 94 and 95 of Table A shall be modified accordingly.

17	No person shall be disqualified from being appointed a Director of the Company and no Director of the Company shall be required to vacate that office by reason only of the fact that he has attained the age of 70 years or any other age, nor need the age of any such person or Director nor the fact that any such person or Director is over 70 or any other age be stated in any notice or resolution relating to his appointment or re-appointment nor shall it be necessary to give special notice under the Statutes of any resolution appointing, re-appointing or approving the appointment of a Director by reason only of his age.

18	The Directors may from time to time appoint one or more of their body to be the holder of the office of managing director or any other executive or salaried office on such terms and for such period as they think fit and a Director holding any such office shall receive such remuneration whether in addition to or in substitution for his ordinary remuneration as a Director and whether by way of salary commission participation in profits or otherwise as the Directors may determine. The Directors may confer upon a Director holding any such office any of the powers exercisable by them as Directors upon such terms and conditions and with such restrictions as they think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke withdraw or vary all or any of such powers.

19	Any Director who serves on any committee or who devotes special attention to the business of the Company or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director may be paid such extra remuneration by way of salary commission participation in profits or otherwise as the Directors may determine.

20	So long as the Company is a subsidiary of another company within the meaning of Section 736 of the Companies Act 1985 that other company (hereinafter called “the Holding Company”) shall have power from time to time and at any time to:-

(a) appoint any person or persons as a Director or Directors either in addition to the existing Directors or to fill any vacancy, and to remove from office any Director howsoever appointed; and

(b) appoint to or remove from the office of managing director or any other executive or salaried office of the Company any Director of the Company.

Any such appointment or removal shall be effected by an instrument in writing signed on behalf of the Holding Company by a Director and Secretary thereof and shall take effect upon lodgment at the registered office of the Company. The terms of and powers conferred by any such appointment shall be as stated in the resolution of appointment and may be altered added to withdrawn or otherwise amended at anytime and from time to time by resolution of the Board of the Holding Company or of a duly authorised committee of such Board.

PROVIDED THAT if the Holding Company is itself a subsidiary of another company within the meaning of Section 736 of the Companies Act 1985 then that other company shall be entitled (in lieu of the Holding Company) to exercise the powers thereby and under Articles 27 to 30 (inclusive) conferred on the Holding Company as if such other company were the Holding Company.

21	Provided that they shall have first obtained the written authority of the Holding Company the Directors may appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors.

Pension and Allowances

22	The Directors may grant retirement pensions or annuities or other gratuities or allowances including allowances on death to any person or to the widow or dependants of any person in respect of services rendered by him to the Company as Director or in any other executive office or employment under the Company or indirectly as executive office or holding company (if any) notwithstanding that he may be or may have been a Director of the Company and may take payments and pay premiums towards and for funds insurances or trusts for such purposes in respect of such persons and may include rights in respect of such pensions annuities and allowances in the terms of engagement of any such person.

H:\USERS\C0C0\GMCC0RMI\AR-1738.390	4th October 1995